Exhibit 99.1

FLEETWOOD REPORTS RESULTS FOR FIRST QUARTER FISCAL 2008

Riverside, Calif., September 6, 2007 — Fleetwood Enterprises, Inc. (NYSE:FLE) announced today results for the first quarter of fiscal 2008, ended July 29, 2007.

Consolidated Results

The Company reported consolidated revenues from continuing operations of $510.2 million, down 4 percent from $529.8 million in the prior year. Revenues in our primary businesses declined 3 percent for the RV Group and 1 percent for the Housing Group.

Fleetwood generated operating income of $6.0 million in the first quarter despite the decline in revenues, compared to an operating loss of $8.2 million in the prior year. Operating income for the quarter included a $5.3 million gain from the sale of an idle RV facility, partially offset by a $0.8 million impairment charge related to another idle RV facility, while last year’s operating loss included a gain of $2.1 million from the sale of two idle housing plants.

The net loss for the fiscal 2008 first quarter was $2.3 million, or $0.04 per share, compared with a net loss of $0.4 million, or $0.01 per share, for the first quarter of last year. The tax provision for the quarter includes a $2.8 million non-cash charge related to a reduction in the carrying value of the deferred tax assets. Results for the comparable quarter of the prior year included a pretax gain of $18.5 million and a related deferred tax charge of $3.6 million, generated by the repurchase of one million shares of Fleetwood’s 6% convertible trust preferred securities in July 2006.

“All of our operating units except the travel trailer division were profitable for the quarter,” said Elden L. Smith, president and chief executive officer. “Fleetwood’s financial progress demonstrates the viability of our efforts to enhance efficiencies and cut costs, despite having experienced no improvement in industry conditions over the last twelve months.”

Results by Business Segment

The RV Group recorded operating income of $1.9 million in the quarter, compared to an operating loss of $13.3 million last year. Revenues for the Group totaled $359.3 million versus $371.2 million a year ago. Within the Group, the motor home division earned operating income of $9.0 million, compared to a loss of $3.5 million in the prior year; the travel trailer division lost $7.4 million, compared with a loss of $10.0 million; and the folding trailer division earned $0.3 million, compared to income of $0.2 million. The motor home division’s operating income was aided by a 22 percent increase in revenues, rising to $273.7 million from $225.2 million in the prior year, as well as improved labor efficiencies and reduced fringe benefit costs. Travel trailer revenues fell 48 percent to $63.7 million from $121.7 million, primarily due to a weak wholesale market. The division’s losses, which were partially offset by the gain on the sale of property, were caused by the lower revenues; labor inefficiencies resulting from recent plant closures, including a $2.4 million operating loss at our Canadian plant; and product changes associated with the closures at the remaining plants. Folding trailer sales were off 10 percent to $21.9 million but, due to improved efficiencies and cost reductions, operating income improved 64 percent.

“The results in motor homes are satisfying in the face of a market that is still challenging, particularly in segments that have traditionally been areas of strength for Fleetwood — namely high-end Class A gas motor homes and mid-level Class C’s,” Smith said. “Last week at our National Dealer Meeting for RVs, we filled a void in our lineup with the introduction of new more fuel-efficient Class C products. We also presented new floor plans and décor packages in all of our product lines. Dealers were enthusiastic about our products and the organizational improvements that we have implemented but remain cautious about building inventory due to market softness.”

Operating income for the Housing Group more than doubled in the first quarter to $5.0 million from $2.1 million last year. Manufactured housing revenues for the quarter were down 1 percent to $144.2 million from $145.7 million in the prior year.

“The short-term outlook for manufactured housing is currently the subject of much discussion throughout the industry,” Smith said. “The recent upheaval in the conventional mortgage market has the potential over the longer term to be a positive for manufactured housing. The shrinking availability of mortgages with low initial monthly payments and limited documentation may very well result in some migration back to manufactured housing products where total costs are typically substantially less. In addition, apartment vacancy rates are dropping and rents are increasing. This has historically benefited the manufactured housing industry, although the timing and degree of benefit from these trends are uncertain.

“Shipments continue to improve in some parts of the country, such as the central South,” Smith continued, “but are still lagging in the important retirement states of California, Arizona, and Florida. In the meantime, we continue to pursue new business selectively through our Trendsetter modular division. The Housing Group has done an admirable job of lowering its breakeven point, allowing it to compete effectively in current market conditions and to generate considerable leverage as the market gains strength.”

Second Quarter Outlook

“If conditions remain stable throughout the second quarter, we would expect to see results similar to those of the first quarter,” Smith concluded. “However, uncertainty in the real estate market has spread to the financial markets, which, in turn, could negatively impact consumer confidence. Because all of our businesses are affected by these factors, we remain cautious in our outlook. At this time, backlogs are healthy in most areas, and we believe we are making the right moves in each of our business segments to improve the competitiveness of our products, increase our share of revenues, minimize costs, and improve capacity utilization and profitability.”

Conference Call Information

The Company has scheduled a conference call with analysts and investors to discuss quarterly results. The call is scheduled for 1:30 p.m. EDT/10:30 a.m. PDT on Thursday, September 6, 2007, and will be broadcast live over the Internet at www.streetevents.com and www.earnings.com. It also will be accessible from the Company’s website, www.fleetwood.com. An archive of the call will be available on all three sites shortly after the conclusion of the call.

About Fleetwood

Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements, such as those regarding improved efficiency, adequate liquidity, market share gains, and improving operating results, reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that we will regain sustainable profitability in the foreseeable future; the effect of ongoing weakness in the manufactured housing market and more recent weakness in the recreational vehicle market; the effect of global tensions, employment statistics, volatile fuel prices, interest rates, stock market performance, availability of financing generally, and other factors that can have a negative impact on consumer confidence, which in turn may reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing specifically for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing debt obligations; our ability to obtain the financing we will need in the future to execute our business strategies; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the volatility of our stock price; repurchase agreements with floorplan lenders, which could result in increased costs; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries.

(tables to follow)

Fleetwood Enterprises, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except per share data)

	13 Weeks Ended
	July 29, 2007	July 30, 2006
Net Sales:
RV Group	$ 359,253	$ 371,226
Housing Group	144,208	145,664
Supply Group	6,781	12,881
	510,242	529,771

Cost of products sold	433,667	456,517
Gross profit	76,575	73,254

Operating expenses	75,115	83,552
Other operating income, net	(4,564)	(2,064)
	70,551	81,488

Operating income (loss)	6,024	(8,234)
Other income (expense):
Investment income	1,317	2,140
Interest expense	(5,516)	(6,773)
Other, net	—	18,530

	(4,199)	13,897
Income from continuing operations before income taxes	1,825	5,663
Provision for income taxes	(3,805)	(4,994)
Income (loss) from continuing operations	(1,980)	669

Loss from discontinued operations, net	(366)	(1,080)

Net loss	$ (2,346)	$ (411)

	Basic	Diluted	Basic	Diluted

Net, income (loss) per common share:
Income (loss) from continuing operations	$ (0.03)	$ (0.03)	$ 0.01	$ 0.01
Loss from discontinued operations	(0.01)	(0.01)	(0.02)	(0.02)

Net loss per common share	$ (0.04)	$ (0.04)	$ (0.01)	$ (0.01)

Weighted average common shares	64,160	64,160	63,892	64,502

Fleetwood Enterprises, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands)

	July 29, 2007	April 29, 2007	July 30, 2006
ASSETS

Cash	$ 26,536	$ 52,128	$ 39,051
Marketable investments - available for sale	24,466	24,161	23,149
Receivables	133,193	123,535	154,181
Inventories	183,809	174,910	207,622
Deferred taxes benefits - current	7,239	7,847	13,081
Other current assets	12,806	11,256	15,523
Total current assets	388,049	393,837	452,607

Property, plant and equipment, net	187,058	192,229	210,115
Deferred taxes benefits - non-current	44,283	46,488	52,390
Cash value of Company-owned life insurance, net	19,853	22,956	29,634
Goodwill and intangible assets	6,316	6,316	6,316
Other assets	41,572	41,345	43,462

Total assets	$ 687,131	$ 703,171	$ 794,524

LIABILITIES & SHAREHOLDERS’ EQUITY

Accounts payable	$ 49,347	$ 52,226	$ 65,088
Employee compensation and benefits	49,077	50,766	45,751
Federal and state income taxes	3,326	2,961	3,666
Product warranty reserves	44,244	45,926	44,516
Insurance reserves	19,324	18,629	16,918
Other short-term borrowings	4,884	7,314	8,054
Accrued interest	3,242	7,526	4,568
Other current liabilities	63,962	69,970	62,145
Total current liabilities	237,406	255,318	250,706

Deferred compensation and retirement benefits	28,240	28,237	34,700
Product warranty reserves	22,685	23,253	21,627
Insurance reserves	35,292	34,560	35,000
5% convertible senior subordinated debentures	100,000	100,000	100,000
6% convertible subordinated debentures	160,142	160,142	160,142
Other long-term debt	20,131	17,508	21,269

Total liabilities	603,896	619,018	623,444

Commitments and contingencies

Shareholders’ equity:
Common stock	64,241	64,111	63,896
Additional paid-in capital	494,289	493,174	489,522
Accumulated deficit	(477,540)	(475,194)	(385,644)
Accumulated other comprehensive income	2,245	2,062	3,306

Total shareholders’ equity	83,235	84,153	171,080

Total liabilities and shareholders’ equity	$ 687,131	$ 703,171	$ 794,524

Fleetwood Enterprises, Inc.

BUSINESS SEGMENT AND UNIT SHIPMENT INFORMATION

(Unaudited)

(Dollar amounts in thousands)

	13 Weeks Ended
	July 29, 2007	July 30, 2006
REVENUES:
Motor homes	$ 273,681	$ 225,228
Travel trailers	63,652	121,686
Folding trailers	21,920	24,312
RV Group	359,253	371,226
Housing Group	144,208	145,664
Supply Group	6,781	12,881
	$ 510,242	$ 529,771

OPERATING INCOME (LOSS):
Motor homes	$ 9,003	$ (3,478)
Travel trailers	(7,425)	(9,977)
Folding trailers	331	202
RV Group	1,909	(13,253)
Housing Group	5,028	2,067
Supply Group	752	1,248
Corporate and other	(1,665)	1,704
	$ 6,024	$ (8,234)

UNITS SOLD:
Recreational vehicles -
Motor homes	2,433	2,198
Travel trailers	3,386	7,184
Folding trailers	2,230	2,730
	8,049	12,112

Housing -
HUD	3,565	3,701
MOD	248	—
	3,813	3,701

Total Company shipments	11,862	15,813